Exhibit 5.2

Our ref	DBN/279908/1647596/v3
Your ref

Noble Corporation P.O. Box 309 G.T. Ugland House South Church Street Grand Cayman, Cayman Islands	Direct: +1 345 949 8066 Cell: +1 345 526 5464 E-mail: gareth.griffiths@maplesandcalder.com
26 May 2006
Dear Sirs,
Noble Corporation (the “Company”)
We have acted as Cayman Islands counsel to the Company in connection with the issuance and sale of U.S.$300,000,000 aggregate principal amount of its 5.875% Senior Notes due 2013 (the “Notes”), which Notes are guaranteed as to the punctual payment of the principal of, premium, if any, interest on and all other amounts due under such debt securities by Noble Drilling Corporation (the “Guarantee”). The Notes and the related Guarantee will be issued pursuant to the Indenture (the “Indenture”) dated as of 26 May 2006 between the Company and JPMorgan Chase Bank, National Association, as trustee (the “Trustee”), and the First Supplemental Indenture (the “First Supplemental Indenture”) dated as of 26 May 2006 by and among the Company, Noble Drilling Corporation and the Trustee. The Notes are a series of the Company’s senior debt securities, and the Guarantee is a guarantee of Noble Drilling Corporation, registered on a Registration Statement on Form S-3, as amended (Registration No. 333-131885) (the “Registration Statement”), filed by the Company and Noble Drilling Corporation with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).
We understand that Baker Botts L.L.P., United States counsel to the Company, will deliver its opinion relating to the Notes to be delivered under the Registration Statement.
1	DOCUMENTS REVIEWED
We have reviewed originals, copies, drafts or conformed copies of the following documents:
1.1	the Certificate of Incorporation and Memorandum and Articles of Association of the Company as registered or adopted on 12 February, 2002 and as amended by special resolution dated 26 April 2006;

1.2	the minutes of a meeting of the Board of Directors of the Company held on 3 February 2006 and 26 April 2006 and the unanimous written consent of the Pricing Committee of the Board of Directors dated 23 May 2006 and the corporate records of the Company maintained at its registered office in the Cayman Islands;

1.3	a Certificate of Good Standing issued by the Registrar of Companies (the “Certificate of Good Standing”) of the Company, which certificate we have assumed has been duly and validly issued by the Registrar of Companies;

1.4	a certificate from an officer of the Company the form of which is annexed hereto (the “Officer’s Certificate”);

1.5	the Registration Statement;

1.6	the Indenture; and

1.7	the First Supplemental Indenture.

2	ASSUMPTIONS
The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Officer’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:
2.1	the Indenture and the First Supplemental Indenture will be or have been authorized and duly executed and delivered by or on behalf of all relevant parties (other than the Company as a matter of Cayman Islands law) in accordance with all relevant laws (other than the laws of the Cayman Islands);

2.2	the Indenture, the First Supplemental Indenture and the Notes will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under laws of the State of New York and all other relevant laws (other than the laws of Cayman Islands);

2.3	the choice of New York as the governing law of the Indenture, the First Supplemental Indenture and the Notes has, or will have, been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of New York as a matter of New York law and all other relevant laws (other than the laws of the Cayman Islands);

2.4	the Indenture and the First Supplemental Indenture will be or have been duly executed and delivered by an authorized officer of the Company;

2.5	copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.6	all signatures, initials and seals are genuine; and

2.9	there is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of New York.

3	OPINION
Based upon, and subject to, the foregoing assumptions and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is an exempted company duly incorporated and validly existing and in good standing under the laws of the Cayman Islands.

3.2	The Company has full power and authority under its Memorandum and Articles of Association to enter into, execute and perform its obligations under each of the Indenture, the First Supplemental Indenture and the Notes, including the issue of the Notes pursuant to the Indenture and the First Supplemental Indenture.

3.3	The Notes have been duly authorised by the Company and when duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Indenture and the First Supplemental Indenture and delivered against due payment therefor pursuant to, and in accordance with the terms of the Registration Statement, the Notes will have been duly authorised and will be duly executed and delivered.
This opinion is given as of the date shown. We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
We are aware that Baker Botts L.L.P. will rely as to matters of Cayman Islands law on this opinion in rendering its opinions to you to be filed with the Registration Statement and we authorize them to so rely.
Yours faithfully
/s/ Maples and Calder
Maples and Calder

NOBLE CORPORATION
P.O. Box 309 GT
Grand Cayman, Cayman Islands
26 May 2006
To: Maples and Calder
P.O. Box 309 GT
Ugland House
South Church Street
Grand Cayman
Cayman Islands
Dear Sirs
Noble Corporation (the “Company”)
I, Julie J. Robertson, being an officer of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:
1	The Memorandum and Articles of Association of the Company as registered on 12 February, 2002 remain in full force and effect and are unamended save for the amendments made by special resolution dated 28 April 2005, copies of which have been given to you.

2	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges.

3	The resolutions of the Board of Directors set forth in the minutes of meeting held on 3 February, 2006 and 26 April, 2006 and the unanimous written consent of the Pricing Committee of the Board of Directors dated 23 May 2006 (the “Resolutions”) are a true and correct record of the Resolutions, the meetings in respect of which were duly convened and held, and at which a quorum was present throughout.

4	The members of the Company have not restricted or limited the powers of the directors in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting the registration of the additional ordinary shares of the Company.

5	The Resolutions were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect, except as specifically set forth in the Resolutions.

 2

The directors of the Company at the date of the meetings of the Board of Directors held on 3 February, 2006 and 26 April, 2006 were as follows:
James C. Day
Michael A. Cawley
Lawrence J. Chazen
Luke R. Corbett
Julie H. Edwards
Marc E. Leland
Mary P. Ricciardello
Jack E. Little
William A. Sears
6	The Minute Book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the members and directors (or any committee thereof) (duly convened in accordance with the Articles of Association) and all resolutions passed at the meetings, or passed by written consent as the case may be.

7	The effective annual rate of interest on the Notes (taking into account any financial contract or contracts approved by the Pricing Committee of the Board of Directors of the Company and entered into by the Company or any of its affiliates on or after April 26, 2006 in connection with the Notes for the purpose of mitigating market risk exposure related to changes in interest rates and the potential effect thereof on the interest rate applicable to the Notes) does not exceed 6.0%.
I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

/s/ Julie J. Roberston
Julie J. Robertson
Executive Vice President and Secretary